EXHIBIT 10.1


                           [NC OF ALABAMA LETTERHEAD]

                                January 23, 2009

Scott A. Deppe
2125 Winning Colors Lane
Lexington, KY 40509

Dear Scott:

         NATIONAL COAL OF ALABAMA, INC., an Alabama corporation (the "COMPANY"), and a wholly-owned subsidiary of National Coal Corp., a Florida corporation ("PARENT"), is pleased to offer you employment on the following terms:

         1. POSITION. You will serve in a full-time capacity as Senior Vice President of the Company. You will report to the Chief Operating Officer of Parent. You will be primarily responsible for the general supervision and management of the Company's coal mining operations, and will perform such other duties as determined by the Chief Operating Officer of Parent. By signing this letter agreement, you represent and warrant to the Company you are under no contractual commitments inconsistent with your obligations to the Company.

         2. SALARY AND BONUS OPPORTUNITY. You will be paid a salary at the annual rate of $215,000, payable in accordance with the Company's standard payroll practices for salaried employees. Your pay will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. You shall also be eligible for an incentive bonus, upon terms and conditions to be established by the Company's Board, for an annual amount up to and not to exceed 50% of your annual salary.

         3. STOCK OPTIONS. Subject to the approval of Parent's Board of Directors or its Compensation Committee, you will be granted an option to purchase 50,000 shares of Parent's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company's 2004 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares on the first, second, third and fourth anniversaries of your start date, as described in the applicable stock option agreement. Additionally, the options will accelerate and vest in their entirety upon a Change of Control, which shall include the occurrence of any of the following events: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) other than the Company or Parent, any trustee or other fiduciary holding securities under any employee benefit plan of the Company and/or Parent, or any company owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of the Company and/or Parent is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company and/or Parent representing 50% or more of the combined voting power of such entity's then-outstanding securities; (b) the consummation of a merger or consolidation of the Company and/or Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such surviving entity's then-outstanding securities which shall not constitute a Change of Control of the Company and/or Parent; or (c) the stockholders of the Company and/or Parent approve a plan of complete liquidation of the Company and/or Parent or an agreement for the sale or disposition by the Company and/or Parent of all or substantially all of its assets.

         4. TERM LIFE INSURANCE. As additional consideration under this Agreement, the Company shall purchase and own a term life insurance policy on Employee's life in the face amount of $1,000,000.00 issued by an insurance company selected by the Company with a rating of A or better by A.M. Best Co. So long as you remain actively employed by the Company, the Company shall pay the annual premium of such policy. The Company's obligation to pay such premiums shall terminate upon your termination of employment with the Company for any reason. The beneficiary on such policy shall be designated as the Company or Parent with respect to 50% of the death benefit under such policy and the remaining 50% of the death benefit shall be payable to the beneficiary designated by you, or, failing such designation, your estate. You acknowledge that the Company will report imputed wage income in accordance with Internal Revenue Service guidelines for the 50% of the death benefit payable to your beneficiary and withhold taxes related thereto form your cash compensation, and you agree to consent to the purchase of such policy in accordance with the requirements of Section 101 of the Internal Revenue Code (the "Code") so that any proceeds payable to the Company thereunder shall be income tax free.

         5. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

         6. SEVERANCE PAY. You will be entitled to ninety (90) days severance pay upon the termination of your employment by the Company without "cause" at any time prior to December 31, 2009, which severance pay shall be payable in equal installments over a ninety (90) period (the "SEVERANCE PERIOD") in accordance with the Company's standard payroll practices for salaried employees. Payment to you of any Severance Pay shall be conditional upon your delivery of a full release of claims, known and unknown, that you may have against the Company in form attached hereto as EXHIBIT A, and your compliance with the non-compete provisions described in SECTION 8 below.

                  For purposes hereof, "Cause" shall mean a termination by the Company after notice to you (as described below), effected for any of the following limited reasons: (i) habitual and continued unavailability to act or respond on behalf of the Company; (ii) willful misconduct or fraud; (iii) conviction by a court of competent jurisdiction, of a felony (whether or not committed during the term hereof or in the course of employment hereunder); (iv) willful, continued and material failure to observe or perform the duties of his employment hereunder; (v) willfully acting in a manner materially adverse to the best interests of the Company. With regard to the notice required for a Cause termination, Company shall first provide you with 45 days written notice of such alleged misconduct, including a specific description of such breach, failure or neglect of duty or obligation sufficient to allow you an opportunity to correct such noted problems. You shall not be terminated for Cause unless, after the notice period expires, you continue to fail to satisfactorily perform your duties. Prior to any vote regarding misconduct, you will be given the opportunity to appear before the Company's Board of Directors, with your legal counsel, to present any relevant information that you believe the Board should consider in making such decision.

         7.       OTHER  BENEFITS.   You  will  be  entitled  to  the  following
additional benefits: (i) insurance benefits provided to all corporate employees;
(ii) company vehicle; and (iii) cellular phone.

         8. NON-COMPETE AGREEMENT. You acknowledge that while employed with the Company, you will learn significant confidential and proprietary information and trade secrets of the Company, the disclosure or use of which for purposes other than the Company's business will be detrimental to the Company. You agree that for the duration of your employment by the Company, and for the Severance Period (in the latter case, if, and only if, you are entitled to Severance Pay in accordance with SECTION 6(B) hereof), you shall not without the prior written consent of the Company, directly or indirectly, engage, participate in, or assist in any capacity whatever, or have an interest in, any firm, enterprise, entity or arrangement operating in the states of Tennessee or Alabama or any other state in which the Company is mining coal (either directly or using contract miners) on the date of termination of your employment with the Company, which competes with the business of the Company. For purposes of this Agreement, "business of the Company" shall mean coal mining operations. The foregoing shall not prevent you from acquiring on the open market up to 5% of the outstanding securities of any publicly held corporation. In the event that you breach this agreement not to compete, you shall forfeit any Severance Pay to which you are entitled under SECTION 6(B) for the remainder of the Severance Period.

         9. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

         10. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

         11. ENTIRE AGREEMENT. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

         12. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Tennessee law.

         We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and returning it to me. This offer, if not accepted, will expire at the close of business on Monday, January 26, 2009, which shall also be your start date.

         We look forward to having you join us on January 26, 2009.

                                       Very truly yours,

                                       NATIONAL COAL OF ALABAMA, INC.,
                                       an Alabama corporation


                                       By:  /S/ DANIEL ROLING
                                            ------------------------------------
                                             Dan Roling, Chief Executive Officer


I have read and accept this employment offer:

  /S/ SCOTT A. DEPPE
---------------------------
Signature of Scott A. Deppe


Dated:  January 26, 2009

                                    EXHIBIT A

                   [NATIONAL COAL OF ALABAMA, INC. LETTERHEAD]

                                     RELEASE

[DATE]

Scott Deppe
2125 Winning Colors Lane
Lexington, KY 40509

         RE:      SEPARATION TERMS AND GENERAL RELEASE AGREEMENT

Dear Scott:

         This letter confirms the terms of your separation from the employment of National Coal of Alabama, Inc., an Alabama corporation ("NCC ALABAMA") and a wholly-owned subsidiary of National Coal Corp., a Florida corporation ("PARENT"), and consideration in exchange for your waiver and general release of claims in favor of Parent, NCC Alabama, and each of their respective officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the "COMPANY").

         1. TERMINATION DATE. Your employment with the Company will end effective _____________ (the "TERMINATION DATE"). Between now and the Termination Date, you should assist with any transition-related activities as directed by the employee to whom you directly report.

         2. ACKNOWLEDGMENT OF PAYMENT OF WAGES. On or before execution of this release, we delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (collectively referred to as "WAGES"). You are entitled to these Wages regardless of whether you sign this Separation Terms and General Release Agreement (the "AGREEMENT").

         3. CONSIDERATION FOR RELEASE. In consideration of the waiver and release of claims set forth in Paragraphs 7 and 8 below, and in exchange for your signing this Agreement, the Company agrees to provide you with the post-termination payments (the "SEVERANCE PAYMENTS") described in Section 6 of that certain employment offer letter, dated January ____, 2009 (the "OFFER LETTER"). The Severance Payments are in addition to any amounts owed to you by the Company. You acknowledge and agree that you are not otherwise entitled to receive the Severance Payments. You understand that if you do not sign the Agreement, or if you revoke the signed Agreement as described in Paragraph 19 below (if applicable), the Company has no obligation to provide you with the Severance Payments.

         4. COBRA CONTINUATION COVERAGE. Your Company provided health coverage will end on your Termination Date. If you are eligible for, and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense. Our Human Resources Department will contact you shortly after your Termination Date. All other insured benefit coverage (e.g., life insurance, disability insurance) will also end on your Termination Date.

         5. RETURN OF COMPANY PROPERTY. By signing below, you represent that you have returned all the Company property and data of any type whatsoever that was in your possession or control.

         6. CONFIDENTIAL INFORMATION. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company's confidential information. You acknowledge your continuing obligations under any employee confidentiality agreement you have previously executed, and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof.

         7.       GENERAL RELEASE AND WAIVER OF CLAIMS.

                  7.1. The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

                  7.2. To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as "RELEASEES") from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or separation from employment with the Company including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of the General Release and Waiver of Claims set forth in this Paragraph 7.

                           (a)      RELEASE OF STATUTORY  AND COMMON LAW CLAIMS.
Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act ("WARN") (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers' compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

                           (b)      RELEASE  OF   DISCRIMINATION   CLAIMS.   You
understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act ("OWBPA") (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141
(age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and Tennessee and Alabama state statutes and local laws of similar effect.

                  7.3. Releasees and you do not intend to release claims (i) which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law); (ii) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as "ERISA"; and (iv) for vested stock and/or vested option shares pursuant to the written terms and conditions of your existing stock and stock option grants and agreements existing as of the Termination Date. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in paragraph 12.

         8.       INTENTIONALLY OMITTED.

         9.       COVENANT NOT TO SUE.

                  9.1. To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 7 and 8 above.

                  9.2. You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

                  9.3.     Nothing in this  paragraph  shall  prohibit you from:
(1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

         10. NON-DISPARAGEMENT. You agree that you will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. Nothing in this paragraph shall prohibit you from providing truthful testimony in response to a subpoena or other compulsory legal process.

         11. LEGAL AND EQUITABLE REMEDIES. You and the Company agree that either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Agreement.

         12. ARBITRATION OF DISPUTES. Except for claims for injunctive relief arising out of a breach of the Employee Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator's fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party's right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

         13. ATTORNEYS' FEES. If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 12 above.

         14. CONFIDENTIALITY PROVISION. You agree to keep the contents, terms and conditions of this Agreement confidential and not disclose them except to your spouse or domestic partner, attorneys, accountant or as required by subpoena or court order.

         15.      MATERIALITY OF BREACH. Any breach of the provisions  contained in paragraphs 6 through 10 and/or 14 will be deemed a material breach of this Agreement.

         16. NO ADMISSION OF LIABILITY. You agree that this Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.

         17. INDEMNIFICATION. This Release shall not apply with respect to any claims arising under your existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as a director and/or officer, (b) any indemnification agreement with Company, or (c) your rights of insurance under any director and officer liability policy in effect covering the Company's directors and officers.

         18. REVIEW OF AGREEMENT. You may not sign this Agreement prior to your Termination Date. You may take up to twenty-one (21) days from the date you receive this Agreement, or until your Termination Date, whichever date is later, to consider this Agreement and release and, by signing below, affirm that you were advised by this letter to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to Human Resources, attention: Director of Human Resources, at the Company's principal executive officers in Alabama, and after expiration of the revocation period without revocation by you.

         [IF  EMPLOYEE  IS OVER 40 AT THE  TIME OF  TERMINATION,  THE  FOLLOWING
SECTION 19 APPLIES:

         19. REVOCATION OF AGREEMENT. You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to our Human Resources Department, Attention Director of Human Resources at _______________ any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

         IF  EMPLOYEE  IS  UNDER 40 AT THE TIME OF  TERMINATION,  THE  FOLLOWING
SECTION 19 APPLIES:

         19. INTENTIONALLY OMITTED.]

         20. ENTIRE AGREEMENT. This Agreement together with the Employee Confidentiality Agreement that you previously executed is the entire Agreement between you and the Company with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company, nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. You understand that you do not waive any right or claim that may arise after the date this Agreement is executed.

         21. MODIFICATION. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by the Company's authorized representatives and you.

         22. GOVERNING LAW. This Agreement is governed by, and is to be interpreted according to, the laws of the State of Tennessee.

         23. SAVINGS AND SEVERABILITY CLAUSE. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Agreement that, if a court, arbitrator or agency concludes that any claim under paragraph 7 above may not be released as a matter of law, the General Release in paragraph 7 and the Waiver Of Unknown Claims in paragraph 8 shall otherwise remain effective as to any and all other claims.

         If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below no earlier than your Termination Date and return it to the Director of Human Resources.

                PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS
                 A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.


                                   Sincerely,


                                   -----------------------
                                   Dan Roling
                                   Chief Executive Officer

REVIEWED, UNDERSTOOD AND AGREED:

By:
         --------------------------------------------
         Scott Deppe
Date:
         --------------------------------------------

                   DO NOT SIGN PRIOR TO YOUR TERMINATION DATE